Exhibit 99.1

Verso Corporation Explores Strategic Alternatives And Approves

Adoption Of Stockholder Rights Plan

MIAMISBURG, Ohio -- June 13, 2019 -- Verso Corporation (NYSE: VRS) (“Verso” or the “Company”) today announced that its Board of Directors (the “Board”), had in late March of 2019, reengaged Houlihan Lokey Capital, Inc. as the company's financial advisor to assist Verso in identifying and evaluating a range of potential strategic alternatives, including a possible merger, joint venture, partnership, business combination, stock repurchase, recapitalization, sale, distribution, transfer or other disposition or acquisition of assets or equity interests, while the Company conducts its search to identify and retain a permanent chief executive officer.

Alan Carr, Co-Chairman of the Board, stated, “In light of recent headwinds faced by Verso and many of our competitors, we have taken several steps to address our challenges, including the announcement of the closure of the Luke Mill and the announcement of a change in leadership.”

Gene Davis, Co-Chairman of the Board added, “We are very pleased with the efforts of our interim Chief Executive Officer, Leslie Lederer, former chairman and interim president and CEO of Catalyst Paper, who, within a very short period of time, has provided invaluable direction, experience and expertise to the role. However, we have yet to select a permanent chief executive officer and, given industry wide challenges, we believe it is imperative for us to explore all of our options."

The Company also announced that the Board has approved the adoption of a limited duration stockholder rights plan (the “Rights Plan”) and authorized a dividend distribution of one right (“Right”) for each outstanding share of common stock, subject to the Board’s approval of final documentation.

The Rights Plan is intended to enable all Verso stockholders to realize the full potential value of their investment in the Company and to protect their interests by reducing the likelihood that any person or group gains control of Verso through open market accumulation or other tactics without paying an appropriate control premium. In addition, the Rights Plan provides the Board with time to make informed decisions that maximize the value of Verso for the benefit its stockholders and does not deter the Board or stockholders from considering any offer that is fair and otherwise in the best interest of Verso’s stockholders. The Board determined to approve the adoption of the Rights Plan in order to encourage all potential participants to participate in the strategic process, rather than through unsolicited offers designed to discourage a full and fair process.

The Rights Plan is similar to other plans adopted by publicly-traded companies and has the following specific terms:

(1)	The rights generally would become exercisable only if a person or group acquires beneficial ownership of 15% or more of Verso’s common stock in a transaction not approved by the Board;
(2)	The Rights Plan does not include so-called “wolfpack” language, but does apply to groups acting in concert with respect to the acquisition or disposition of the Company’s equity or assets;
(3)	The Rights Plan would expire on the earlier of (a) one year, (b) the Board’s determination to not pursue any strategic alternatives and (c) upon the approval by the Company’s stockholders of any strategic transaction recommended by the Board;
(4)	The Rights Plan will be “chewable.” In other words, the rights will not be issued if an offer meets the following criteria: (a) the offer is a fully financed, all-cash tender offer or an exchange offer offering shares of the offeror traded on a national securities exchange (or a combination thereof); (b) for any and all of the outstanding shares of common stock of the Company; (c) with a minimum condition of at least 80% of the outstanding shares of the Company and (d) at the same per-share consideration for all such shares.

Each holder of a right (other than the acquiring person or group, whose rights will become void and will not be exercisable) will have the right to receive for 50% of the then current market value a certain number of shares of Verso’s common stock, calculated in accordance with terms of Rights Plan. In addition, if Verso is acquired in a merger or other business combination after an acquiring person acquires 15% or more of Verso’ common stock, each holder of the right would thereafter have the right to receive for a purchase price equal to 50% of the then current market value a certain number of shares of common equity interest of the acquiring person that is a party to such transaction. The acquiring person or group would not be entitled to exercise these Rights. In the Rights Plan, the definition of “beneficial ownership” includes derivative securities.

Further details of the Rights Plan will be contained in a Current Report on Form 8-K that Verso will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC’s web site at www.sec.gov.

Akin Gump Strauss Hauer & Feld, LLP is serving as legal advisor to Verso.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption “Risk Factors” in Verso’s Form 10-K for the fiscal year ended December 31, 2018 and from time to time in Verso’s other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Investor contact:

investor.relations@versoco.com

937-528-3220

Media contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

937-528-3700

kathi.rowzie@versoco.com